EXHIBIT 3 TO SCHEDULE 13D

                                 LOAN AGREEMENT

     This Loan Agreement ("Agreement"), dated as of ____________, 2000, is made between Salomon Smith Barney Inc. ("SSB") and the undersigned ("Client") to set forth the terms and conditions that will govern one or more extensions of credit (each, an "Advance") by SSB to the Client.

     1. a) Subject to the terms and conditions of this Agreement, SSB agrees to make one or more Advances to the Client in an aggregate principal amount selected by the Client and approved by SSB. The initial Advance is set forth in Schedule "A". The Client may use Advances for the purpose of purchasing, carrying or trading one or more "margin securities" as such term is defined in Regulation T promulgated by the Federal Reserve Board or for any other purpose as the Client may desire. All advances will comply with the requirements of Regulation T and other applicable rules for margin accounts. SSB will not under any circumstances be required to extend any type of credit to the client unless the collateral that secures the Client's obligation to repay each Advance (and accrued interest, if any) is acceptable to SSB. If the Client's obligation to repay one or more Advances (and accrued interest, if any) is guaranteed by a third party and the guarantor pledges securities in the guarantor's account at SSB, the Client acknowledges that such securities must be acceptable to SSB.

        b) The Client may obtain an Advance by (i) writing a check drawn on the Client's Account at SSB, (ii) requesting SSB to issue a branch check payable to the Client in the amount of the Advance, (iii) by requesting SSB to wire-transfer Federal funds in the amount of the Advance to a bank account in the Client's name, or (iv) by any other means requested by the Client and agreed upon by SSB.

        c) SSB may, in its sole discretion, obtain reports form, and provide information to, other persons concerning the Client's credit standing and business conduct. SSB may ask credit-reporting agencies for consumer reports of the Client's credit history. Upon the Client's request, SSB will inform the Client of the name and address of the consumer reporting agency or agencies that furnish such consumer reports to SSB.

     2. SSB shall charge the Client interest on the aggregate principal amount of Advances outstanding, if any. Such interest shall be computed in the same manner as that set forth for securities margin accounts in the pamphlet prepared by SSB entitled "Important New Account Information" (hereafter referred to as "New Account Document"), which may be amended from time to time and which amendment shall become binding upon written notice to the Client. The Client hereby acknowledges receipt of the New Account Document. Interest shall be payable monthly. If (i) a sufficient amount of cash or money market fund shares is not available in the Client's margin account at SSB ("Account") to pay the monthly interest amount, or if the Client elects not to make interest payments form the Account, and (ii) sufficient Collateral acceptable to SSB is in SSB's possession, the interest due shall be added to the Client's outstanding principal balance hereunder and thereafter interest shall accrue on such amount until the Client's outstanding balance on all Advances has been repaid in full, whether before or after demand or termination of this Agreement. The Client understands that by adding interest to the outstanding principal balance of Client's Advances, the amount of additional Advances the Client may obtain shall be proportionately reduced. In no event shall the total interest and fees charged under this Agreement exceed the maximum interest rate or total fees permitted by law. In the event any excess interest or fees are collected, the same shall be refunded or credited to the Client.

     3. The Client agrees to pay on demand any balance owing with respect to all Advances, including interest, fees and any costs of collection (including reasonable attorney's fees, if any). The Client understands that SSB may demand full or partial payment of any balance outstanding hereunder at its sole option and without cause at any time, and that Advances hereunder are not for any specific term or duration. The Client may pay any amount outstanding hereunder at any time in whole or in part without penalty.

     4. a) As security for the Clients obligations to SSB under this Agreement, the Client hereby assigns, grants and conveys to SSB a first priority lien and security interest in all cash, stocks, bonds, other securities, and instruments now or hereafter in Client's Account and all other accounts maintained by the Client with SSB, and all dividends, interest and proceeds of such property, and any property substituted by the Client (collectively, the "Collateral"). SSB reserves the right to require the Client at any time to deposit promptly into the Account additional Collateral acceptable to SSB, in good deliverable form and freely saleable, and in such amount as SSB reasonably prescribes or to substitute new Collateral acceptable to SSB, in good deliverable form and freely saleable, for any Collateral that has previously been deposited into the Client's Account. The Client may, with SSB's approval (not to be unreasonably withheld) and upon such terms and conditions as SSB shall prescribe, substitute securities or other property for Collateral in the Client's Account. No withdrawal or substitution may be made if after such withdrawal or substitution the minimum equity level required to be maintained on deposit in the Account. The Client agrees to take any action reasonably requested by SSB to maintain and preserve SSB's first priority lien and security interest in the Collateral.

        b) In Accordance with its customary practices, but without affecting SSB's duties to client, SSB may, in its sole discretion, borrow margin securities and effect, among other things, short sale transactions with such borrowed securities. The Client understandings and agrees that such borrowed securities will be deemed Collateral for purposes of this Agreement.

     5. Whenever SSB makes a demand upon the Client, or reasonably deems it necessary or appropriate for its protection (which may include but is not limited to a decline in the market value of the Collateral or a decline in the market value of securities or other property in an SSB account pledged by a guarantor as security for the Client's Advances), SSB may require the Client to repay promptly all or a specified amount of the outstanding balance of the Advances or to deposit promptly into Client's Account a specific amount of additional Collateral. If the Client fails to do either of these things, SSB may, in its sole discretion, take one or more of the following actions: (a) reduce the Loan Limit to a level required by law or as determined by SSB, in the manner and in the order described in Section 4 of this Agreement, (b) liquidate, withdraw or sell the Collateral and apply it to any amounts owed to SSB, in the manner and in the order described in Section 4 of this Agreement, and (c) terminate the Client's borrowing privileges hereunder. Without limiting the generality of the foregoing, any sale may be made in

SSB's sole discretion on the exchange or market where such business is then usually transacted, at public auction or private sale. SSB will attempt to make a good faith effort to notify the Client before selling the Collateral and its failure to provide such notice will not in any way limit its rights under this
Section 5. In additional to SSB's rights under this Agreement, SSB shall have the right to exercise any one or more of the rights and remedies of a secured creditor under the New York Uniform Commercial Code then in effect. All rights and remedies under this Agreement are cumulative and are in addition to all other rights and remedies that SSB may have at law or equity. Notwithstanding the foregoing, to the extent permitted by law, the Client expressly waives compliance with the provisions of Section 202 of the New York Lien Law.

     6. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws rules of such State.

     7. This Agreement may not be assigned by the Client without SSB's prior written consent, and shall be binding upon the Client's heirs, executors, administrators, successors and permitted assigns (whichever is applicable). SSB may assign this Agreement to any affiliated entity that is authorized by law to make advances to the Client without the Client's consent or prior notice to the Client, and this Agreement shall inure to the benefit of SSB's successors and assigns (whether by merger, consolidation or otherwise).

     8. This Agreement may be amended with the written consent of both parties. Any such amendment shall be effective as of the dare established by both parties. This Agreement may not be amended orally. Either the Client or SSB may by joint consent thereto, waive compliance with any provision of this Agreement. Such waiver must be in writing. Any such waiver will not be deemed to be a waiver of any other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable by reason of any law, rule, administrative order or judicial decision, such determination shall not affect the validity of the remaining provisions of this Agreement.

     9. SSB shall not be liable to the Client for: (a) any loss caused directly or indirectly by causes that are beyond its reasonable control, including government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions commonly known as "Acts of God", or (b) any consequential, incidental, indirect or special damages, even if such damages are reasonably foreseeable.

     10. Each party represents and warrants to the other that it has full authority to enter into this Agreement and to perform its obligations hereunder. In addition, the Client represents and warrants to SSB that (a) the Collateral is not subject to any lien, encumbrance or impediment to transfer (other than SSB's lien and security interest and any restrictive legend restricting the sale of the security under the Securities Act of 1933), and (b) while any Advance (and accrued interest, if any) is outstanding, it will not pledge the Collateral or grant a security interest in the Collateral to a third party, enter into a "lock-up" agreement or other agreement that affects the Collateral or permit the Collateral to become subject to any lien, encumbrance or restriction other than as provided above, and (c) in the event SSB liquidates and sells the Collateral, all Collateral consisting of securities will be readily transferable into "street name" in good deliverable form, and together with the securities of any other person whose sales must be aggregated with the Client's under applicable law or rules, will be saleable under the Securities

Act of 1933 and other applicable law and rules. The Client shall be deemed to repeat each of these representations each time an Advance is obtained hereunder.

     11. This Agreement and the New Account Document reflect the entire agreement between SSB and the Client concerning Advances to the Client and supersede any other agreement, promise, representation or undertaking, whether written or oral, concerning the Advances and the Account. In the event of a conflict between the provisions of this Agreement and the New Account Document, and any other agreement between the Client and SSB, this Agreement will govern.

     12. Without the necessity of a judicial determination, the Client hereby agrees to indemnify and hold harmless SSB and its directors, officers, employees, agents and affiliates from any and all claims (whether or not meritorious), liabilities, judgments, damages, losses, costs and expenses of any nature whatsoever (including reasonable attorney's fees and expenses) in any way related to, or arising out of or in connection with, this Agreement, including without limitation the Client's grant of a first priority lien and security interest in the Collateral and any action taken or omitted by SSB at the Client's request, or any untruth or inaccuracy of any of the Client's representations and warranties in this Agreement. Notwithstanding, the foregoing, the Client will have no obligation to indemnify SSB for any liability, judgment, damage, loss, cost or expense to the extent arising from SSB's gross negligence or willful misconduct, or that of SSB's directors, officers, employees, agents or affiliates.

     13. ARBITRATION

     Arbitration is final and binding on the parties.

     The parties are waiving their right to seek remedies in court, including the right to jury trial.

     Pre-arbitration discovery is generally more limited than and different from court proceedings.

     The arbitrators' award is not required to include factual findings or legal reasoning, and any party's rights to appeal or to seek modification of rulings by the arbitrators is strictly limited.

     The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

The Client agrees that all claims or controversies, whether such claims or controversies arose prior, on or subsequent to the date hereof, between the Client and SSB and/or any of its present or former officers, directors, or employees concerning or arising from
(i) Client's Account, (ii) Advances and any other transaction involving SSB or any predecessor firms by merger, acquisition or other business combination and the Client, whether or not such transaction occurred in Client's Account, or
(iii) the construction, performance or breach of this Agreement or any other agreement between Client and SSB, or any duty arising from the business of SSB or otherwise, shall be determined by binding arbitration before, and only before, any self-regulatory organization or exchange or which SSB is a member. The Client may elect which of these arbitration forums shall hear the matter by sending a registered letter or telegram addressed to SSB Inc. at 388 Greenwich Street, New York, NY 10013-2396, Attn: Law Department. If the Client fails to make such election, SSB shall have the right to choose the forum.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied, (ii) the class is decertified, or (iii) the customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

BY SIGNING BELOW, THE CLIENTS AGREES TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT
SECTION 13.

CLIENT NAME AND SIGNATURE[S] (IF CLIENT IS A CORPORATION, PARTNERSHIP, TRUST OR OTHER ENTITY, INSERT THE NAME OF THE ENTITY AND THE NAME AND TITLE OF THE PERSON SIGNING FOR THE ENTITY).


                                             -----------------------------------
                                             LEON S. GROSS
                                             Account No.: 315-07250-1-2-288


                                             SALOMON SMITH BARNEY INC.


                                             By:
                                                 -------------------------------